EXHIBIT 10.62

AMENDMENT NO. 1
SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Amendment No. 1 to Second Amended and Restated Business Loan Agreement dated as of December 10, 2002 (this “Amendment”) is executed with reference to the Second Amended and Restated Business Loan Agreement dated as of June 24, 2002 (as amended, the “Loan Agreement”) between Bank of America, N.A. (the “Bank”) and IMPCO Technologies, Inc. (the “Borrower”).

The parties hereby agree to amend the Loan Agreement as follows:

1.  Defined Terms.    All initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Loan Agreement.

2.  Representation as to Financial Covenants.    The Borrower hereby represents and warrants that, as of the Borrower’s fiscal quarter ended October 31, 2002, the Debt Service Coverage Ratio was 0.27:1.00 and the Funded Debt to EBITDA Ratio was 4.49:1.00.

3.   Waiver.    In reliance upon the representation set forth in Section 2 hereof, the Bank hereby waives compliance by the Borrower, as of the Borrower’s fiscal quarter ended October 31, 2002, with the Debt Service Coverage Ratio and the Funded Debt to EBITDA Ratio requirements of the Loan Agreement. This is a one time waiver only, and the Borrower shall be obligated to fully comply with these covenants as of all other dates and periods.

4.   Termination of Availability Under Facility No. 4.    The Borrower hereby agrees that the Borrower shall have no further right to request additional loans under Facility 4 under the Loan Agreement, and acknowledges that the principal balance outstanding thereunder is currently $790,000.

5.   Interest Rates.    It is agreed that the reductions to interest rate margins and commitments contemplated to occur on October 31, 2002 by the definition of “Pricing Matrix” shall not be deemed to have occurred, and accordingly, the following definitions are amended with retroactive effect to October 31, 2002, to read as follows:

“Offshore Margin” means 5.00% per annum.

“Prime Rate Margin” means 2.25% per annum.

“Unused Commitment Fee Rate” means 0.50% per annum.

6.   Conditions Precedent.    The effectiveness of this Amendment shall be conditioned upon receipt by the Bank of all of the following:

a.	Counterparts of this Amendment executed by all parties hereto;
b.	Payment of the Bank’s legal fees and expenses of its counsel, including any outstanding invoices;
c.	Payment of a fee of $15,000 to the Bank; and
d.	Such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require.

7.   Representations and Warranties.    The Borrower hereby represents and warrants that no default under Section 13 of the Loan Agreement which is not waived hereby has occurred and remains continuing.

8.   Counterparts.    This Amendment may be executed in counterparts in accordance with Section 14.12 of the Loan Agreement.

9.   Confirmation.    In all other respects, the Loan Agreement is confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

IMPCO TECHNOLOGIES, INC.

By:	/s/ TIMOTHY S. STONE
Title: Acting Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ DAVID P. MAIORELLA
David P. Maiorella, Vice President